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                                  EXHIBIT 99.1


SELECTED QUARTERLY FINANCIAL INFORMATION
          (UNAUDITED)

Selected quarterly information for the years ended December 31, 1994 and 1993 is as follows (in thousands, except per share amounts):

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


                                                                         Quarter Ended
                                                      -------------------------------------------------------------
1994                                                  DECEMBER 31      SEPTEMBER 30         JUNE 30        MARCH 31
-------------------------------------                 -----------      ------------         -------        ---------
Revenues                                                $  28,738         $  27,826       $  26,295       $  24,972
Net income                                              $   7,111         $   7,685       $   5,821       $   5,599
Net income per share (1)                                $    0.35         $    0.48       $    0.36       $    0.35
Weighted average shares                                    20,304            16,072          16,046          16,046
Funds From Operations (2)                               $  13,992         $  12,129       $  11,828       $  11,410
Funds From Operations per share/unit (2)                $    0.58         $    0.59       $    0.58       $    0.56
Weighted average shares/units outstanding (2)              24,312            20,566          20,478          20,478

1993
-------------------------------------
Revenues                                                $  26,188         $   4,301       $   4,437       $   4,243
Net income (loss)                                       $   6,003         $    (383)      $    (257)      $    (350)
Net income (loss) per share (1)                         $    0.37         $   (0.19)      $   (0.13)      $  ( 0.17)
Weighted average shares                                    16,046             2,045           2,045           2,045
Funds From Operations (2)                               $  11,231         $  10,433       $  10,499       $  10,003
Funds From Operations per share/unit (2)                $    0.55         $    0.53       $    0.51       $    0.49
Weighted average shares/units outstanding (2)              20,478            20,478          20,478          20,478


(1) Quarterly net income (loss) per share prior to the fourth quarter of 1993 has been adjusted for the 1 for 4.2 reverse stock split effected prior to the completion of the 1993 Offering. Net income per share for all quarters subsequent to the 1993 Offering is based on the weighted average number of shares outstanding during each quarter.
(2) Funds From Operations is presented without reduction for minority interest of unitholders. Funds From Operations per share/unit includes the effect of minority interest partnership units. Funds From Operations and Funds From Operations per share/unit prior to the fourth quarter of 1993 are presented on a pro forma basis.

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